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                                                                      EXHIBIT 12

GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                  For the year ended
                                       -----------------------------------------
(Unaudited)                            December 29,  December 30,  January 1,
In millions                                    2001          2000        2000
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Fixed charges:
  Total interest expense                   $ 1,133        $   607     $   432
  One-third of rent expense                     68             54          37
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Total fixed charges                          1,201            661         469
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Add:
  (Loss) income before income taxes
    and extraordinary item                    (295)           553       1,164
  Interest capitalized                           3              4          10
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                                              (292)           557       1,174
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Earnings for fixed charges                 $   909        $ 1,218     $ 1,643
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Ratio of earnings to fixed charges            0.76x          1.84x       3.50x
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